Exhibit 11.1


                 DATA SYSTEMS & SOFTWARE INC. AND SUBSIDIARIES

               Calculation of Primary Earnings Per Common Share

                                                                Three months ended March 31,
                                                                    1995         1996
                                                                  ---------    ---------
Net income                                                         $651,324     $754,673
                                                                  =========    =========

Weighted average number of:
 Common shares outstanding                                        6,803,586    7,259,628
 Dilutive common equivalents                                         25,871       49,973
                                                                  ---------    ---------
Total                                                             6,829,457    7,309,601
                                                                  =========    =========
Earnings per share                                                    $0.10        $0.10
                                                                  =========    =========

Earnings per share assuming full dilution are identical to primary earnings per share.